Joint Filer Information


NAME: ARROWGRASS CAPITAL SERVICES (US) INC.

ADDRESS:   245 Park Avenue, 39th Floor
           New York, New York 10167

DESIGNATED FILER: Arrowgrass Capital Partners (US) LP

ISSUER AND TICKER SYMBOL: Prospect Acquisition Corp. (PAX)

DATE OF EVENT REQUIRING STATEMENT: October 30, 2009

SIGNATURE:



     By: /s/ Sean Flynn
        -----------------------------
        Name:  Sean Flynn
        Title: Director